JOY GLOBAL INC.	News Release
At the Company:	At Financial Relations Board:
Donald C. Roof	George Zagoudis
EVP and CFO	Analyst Contact
414-319-8517	312-640-6663

JOY GLOBAL INC. ANNOUNCES 2007 FIRST QUARTER
OPERATING RESULTS

•  Q1 new orders of $565 million; LTM order rate approaching $2.6 billion
•  Improved gross and operating profit margins
•  Q1 EPS of $0.51 reflecting normal seasonality
•  Share repurchases of $360 million in quarter under $1 billion authorization
•  Prior 12-month guidance unchanged; significant revenue and earnings increases expected to continue

Milwaukee, WI – February 28, 2007 – Joy Global Inc. (NASDAQ: JOYG), a worldwide leader in high-productivity mining solutions, today reported first quarter fiscal year 2007 results. Net sales for the quarter totaled $560 million compared with $553 million in the first quarter of last year. Operating income totaled $94 million in the first quarter versus $90 million in the corresponding quarter last year. Net income was unchanged at $60 million in both periods with increased interest expense offsetting the higher level of operating earnings. Earnings per diluted share increased to $0.51, approximately 9 percent higher than per diluted share earnings in the first quarter of last year, before the positive effects of a change in accounting, and reflecting lower average shares outstanding resulting from the company’s stock buyback program.

“ We were very satisfied with the results of the first quarter for a number of reasons,” commented Mike Sutherlin, president and CEO of Joy Global. “Shipments of surface mining equipment were up 17 percent, and combined aftermarket revenues improved by 13 percent. Margins remain strong, and the benefits of our ongoing stock repurchase program are beginning to be seen. But there is more to consider in our first quarter results. Although the overall results were up only modestly from the same period last year, that comparison is against an exceptionally strong first quarter of 2006. In that year-ago period, the timing of certain equipment shipments and early project completions added significant revenue to the first quarter. We had previously indicated that the results of this year’s first quarter would return to a normal seasonal pattern, and from that perspective, the reported results compare very favorably. The reported results also show growth in revenues and improvement in earnings despite the impact of weak U.S. coal, which is our largest market segment. And finally, results were limited by capacity constraints in our P&H business, as they continue the process of commissioning their new machining centers and ramping up production. When considered in this broader context, the first quarter continues to show strong results and supports our guidance for the full year.”

First Quarter Operating Results

Bookings in the quarter totaled $565 million, down 6 percent from the first quarter of fiscal 2006. New orders have been volatile in the last two quarters, continuing to reflect the “lumpiness” in quarterly order rates. Total new orders over the last twelve months amounted to almost $2.6 billion. Order strength in the quarter was again experienced in original equipment at P&H Mining, with a number of mining shovel orders being received from international coal, copper and iron ore customers. Order activity for aftermarket parts and services was relatively muted in the quarter, with overall aftermarket orders increasing only a couple of percent from the first quarter of last year. Reflecting U.S. coal markets, the primary area of order softness was in underground original equipment at Joy Mining, with new OE orders falling by 53 percent from the first quarter of fiscal 2006. Order timing affected this result in certain international geographies, for which orders are anticipated to strengthen in upcoming periods. However, in the core market of the United States, customers continue to restrict the placement of new OE orders pending a recovery in the weather-related market conditions.

Total sales for the quarter of $560 million reflect a 13 percent increase in aftermarket sales offset by a 12 percent decrease in original equipment when compared to the prior year period. Following a similar pattern to order bookings, original equipment revenue reflects a 22 percent decrease in underground equipment as a result of the soft U.S. coal market, and a 17 percent increase in surface mining equipment where demand continues to exceed P&H Mining capacity. As previously stated, the company expected that the current quarter would reflect more normal seasonal patterns than in the first quarter of last year. During fiscal years 2003 through 2005, first quarter sales averaged approximately 20 percent of annual revenues, whereas revenues in the first quarter of last year comprised 23 percent of full-year fiscal 2006. The timing of certain original equipment shipments at Joy Mining, including early project completions, increased revenues in the first quarter of last year.

Compared to the prior year period, operating margins improved in the first quarter, aided by the strength in aftermarket revenues. Gross profit margins rose to 31.2 percent of sales from 30.0 percent in last year’s first quarter. Product development, selling and administrative expenses in the quarter totaled $82 million, or 14.6 percent of sales, compared with $76 million, or 13.8 percent of sales in the first quarter of last year. Increased spending included expenditures in the development of the emerging markets and, to a lesser extent, increased pension costs and other items. As a result of all of these factors, operating income increased to $94 million in the current quarter, or 16.8 percent of sales, compared with $90 million, or 16.3 percent of sales in the corresponding quarter last year.

Due to the issuance of $400 million of long-term debt in November, net interest expense in the first quarter totaled $4.4 million compared with interest income of $1.2 million last year. Income tax expense in the quarter included no valuation reserve adjustments for the first time in four quarters. The effective income tax rate of 33.3 percent was lower than the 36.4 percent rate in the corresponding quarter last year due primarily to the geographic mix of pre-tax income. Cash taxes in the quarter totaled $15.3 million, or approximately 17 percent of pre-tax book income. However, cash tax payments are typically higher in the first quarter and full-year cash taxes are anticipated to remain at less than 15 percent of pre-tax book income. Last year’s first quarter included an after-tax gain of $1.6 million from the adoption of FAS123R.

Reported earnings per diluted share in the first quarter totaled $0.51 compared with $0.48 in the first quarter last year ($0.47 before FAS123R adoption). Weighted average fully-diluted outstanding shares fell to 116 million shares in the current quarter from 124 million in the first quarter of fiscal 2006. The company’s ongoing stock buyback program is expected to reduce actual outstanding shares to a range of 106 to 108 million shares by the end of fiscal 2007.

Other Financial Matters

Cash flow is typically lowest in the first fiscal quarter of the year, due to heavy year-end related payments, increased cash taxes, and other items. In the current quarter, net non-cash, non-debt working capital increased by over $120 million, as compared with almost $80 million in the first quarter of fiscal 2006. Approximately $30 million of the increase in working capital was due to the acquisition of Stamler, while inventories at P&H Mining increased by $20 million in anticipation of increased shipping levels in 2007 as new capacity comes on line. With a continued focus on working capital management, significant improvements in inventory turns and free cash flow are expected in the last three quarters of fiscal 2007.

Subsequent to the issuance of $400 million of long-term bonds in early November, the company accelerated its stock buyback program. As a result, total stock repurchases in the quarter were $360 million. To date, the company has repurchased in excess of $650 million under the $1 billion stock repurchase program authorized by the board of directors. While future stock repurchases will be dependent upon the free cash flow of the company, the company anticipates no difficulties in completing the program prior to its expiration at the end of 2008.

Capital spending in the quarter totaled just over $12 million, approximately the same amount as in the prior year’s first quarter. However, going forward the company anticipates that capital spending will be in the range of 3 1/2 — 4 percent of sales, due to a number of programs to increase the company’s manufacturing capacity and to continue the expansion of the company’s aftermarket service capabilities. The company’s board of directors has recently approved significant expansion in component machining capabilities for P&H Mining. The final development and implementation of this expansion is included in the expanded capital spending forecast, and could increase planned spending over the next two years by $50 million.

Positive Global Mining Outlook Undeterred By Temporary Softness in U.S. Coal

The long-term outlook for the commodities mined by the company’s customers remains very positive. Commodity prices for copper, iron ore and international coal are well above production costs. In addition, future demand for these commodities is expected to outpace supply, particularly driven by increasing demand from China and other developing countries. As a result, customers producing these commodities continue to discuss additional expansion projects and equipment needs with the company. The development of the oil sands of Canada continues, leading to discussions for additional shovel orders into this area. Overall, orders for mining shovels were strong again in the first quarter and in excess of the company’s expanded production capacity. Lead times for mining shovels are currently longer than desired. The company is working closely with major customers to ensure that their future shovel needs will be met. Finally, the development of coal mining in China continues at a very strong pace. In response to the growing needs of the Chinese mining companies, Joy Global is focused on increasing organizational capabilities rapidly, while expanding both original equipment and aftermarket infrastructure. The company’s aggressive investment timetable in China is to ensure its leadership position as this major mining market grows in significance.

The exception to the strong commodity markets is the current softness in U.S. coal, where conditions have continued to soften since the company reported its fourth quarter results. Limited production cutbacks have been announced. A number of domestic coal mining companies have also stated that they will be restricting their capital spending until normal conditions return. As the softness being experienced is largely weather-related, it is generally believed that the return of normal weather conditions will be a prerequisite to more favorable mining conditions. The overall winter weather of the past few weeks has been encouraging. However, the company believes a return to more positive conditions in U.S. coal will require not only a normal heating season this winter, but a normal summer cooling season as well. Predicting these events is impossible, and therefore the temporary softness in U.S. coal is assumed to continue throughout the company’s guidance period. What remains however, is the favorable long-term supply and demand situation for coal in the U.S. Electricity demand will continue to increase in future years in the U.S., and an increasing percentage of total electricity is expected to be generated from coal. The growing energy needs, both domestically and globally, will require strong contributions from all energy sources. In addition, new coal technologies will create additional demand for coal in the United States as an energy source that is secure, cost-effective, and environmentally compliant.

”We continue to see all of the elements of an extended mining cycle,” stated Mike Sutherlin. “These elements include a strong global economy, the substantial demand added by the rapid industrialization of the major emerging markets, and the increased capital discipline of a consolidating customer base. Over the past year, we have seen improvements in most commodity markets. International coal markets remain strong, and margins are encouraging new capacity expansion. Copper prices are down but stable, and well above the cost of production. With less incentive for substitution, the net result is a healthier copper market. Iron ore prices have more than doubled in three years and are still near the marginal cost of production in China, creating a floor for the seaborne market. Oil sands producers have brought project costs back under control, and are again announcing expansions. The only exception is the weakness in U.S. coal, which has been the result of low power demand due to exceptionally mild weather throughout 2006. However, weather will return to normal patterns and electricity will resume its usual growth in demand. Although we do not see a cycle peak, we do anticipate periodic disruptions to the supply and demand balance that will create ‘bumps’, such as we are currently experiencing in U.S. coal. Our industry-leading presence across commodities and geographies will enable us to maintain performance through these periods.”

Prior Forward Guidance Remains the Same

Sutherlin continued, “Our guidance for the next twelve months reflects the positive conditions in our overall markets. It also considers the uncertainty regarding the timing of the turnaround in U.S. coal and the impact of capacity in our P&H business. Although we are confident that power demand and coal burn will resume when weather returns to its normal pattern, we cannot predict when that will happen. Therefore, we are assuming a continuation of the current conditions in U.S. coal throughout the guidance period. The weakness in U.S. coal has had a greater impact than expected, as our major customers have acted decisively to match production to demand. However, we continue to believe this is the right action to take, and it will benefit the industry over the longer run by eliminating the lag effect when power demand returns. As we look to the international markets for more of our revenue, we can expect the ‘lumpiness’ in order bookings to increase. This can even be the case for some portions of our aftermarket bookings from these markets. P&H will be ramping up production through most of this year, and beyond that will be constrained by their new capacity level. Although further expansion has been approved, it will not be available until well into 2008. As a result of these factors, we are maintaining our forward twelve-month guidance unchanged from last quarter.”

“Based on this view, we are again forecasting revenues over the coming 12 months to be in the range of $2.70 to $3.00 billion. This translates into a growth rate during this period of 12 percent to 24 percent, with approximately 3 percentage points of revenue growth provided by the acquisition of Stamler. Continuing capacity constraints at P&H Mining is limiting its ability to grow more rapidly. We anticipate that aftermarket revenue growth will moderate to a high single-digit rate in most markets, and that growth in aftermarket revenues in the U.S. coal market in the coming year will be limited.”

Sutherlin concluded, “Overall, we expect operating profits in the coming 12 months to be in the range of $510 to $570 million. This forecast reflects a slight strengthening in gross profit margins for the year, despite a somewhat higher percentage of original equipment revenues, and the Stamler amortization charges. Given these assumptions, our EBIT performance as a percentage of revenues could be at the top end of our target range. This level of operating performance should produce earnings per share in the next twelve months ranging from $2.85 to $3.25.”

Quarterly Conference Call

Management will host a quarterly conference call to discuss the company’s first quarter results to be held at 11:00 AM EST on February 28, 2007. Investors and interested parties may participate on the call by dialing 800-649-5127 in the U.S. and 706-679-0637 elsewhere, both with access code #8842232. A rebroadcast of the call will be available until the close of business on March 16, 2007 by dialing 800-642-1687 or 706-645-9291, access code #8842232. Finally, a replay of the webcast will be accessible until March 28, 2007, through the Investor Relations section of our web site (http://www.joyglobal.com/investorrelations/confcalls.jsp).

Forward Looking Statements

The forward-looking statements in this press release are based on our current expectations and are made only as of the date of this press release. We undertake no obligation to update forward-looking statements to reflect new information. We cannot assure you the projected results or events will be achieved. Because forward-looking statements involve risks and uncertainties, they are subject to change at any time. Such risks and uncertainties, many of which are beyond our control, include, but are not limited to: the duration of the recovery of the international coal and copper commodity markets and the downturn in U.S. coal markets; sustained economic growth and stability in China and our continued access to the Chinese market for mining equipment; the cyclical nature of our original equipment businesses and the high costs of our manufacturing operations that can result in the under-absorption of manufacturing expenses; increased costs and constraints on the supply of major purchased items such as steel, castings, forgings and bearings can adversely affect profits and revenues; the large size and cost of our products that means that the timing of individual orders and shipments can cause fluctuations in our operating results; our significant international operations are subject to many uncertainties, meaning that a reduction in international sales or unfavorable change in foreign exchange rates could affect our financial results; the highly competitive environment that we operate in means that the actions of our competitors can affect our financial performance; regulations affecting the mining industry or electric utilities may adversely impact demand for our products; our growth may be hindered if we are unable to hire or retain qualified employees; unexpected adverse results in litigation or arbitration may reduce our profits; difficulties in integrating business operations we acquire could negatively impact the results of those acquired operations; and other risks, uncertainties and cautionary factors set forth in our public filings with the Securities and Exchange Commission.

-FINANCIAL TABLES FOLLOW-

JOY GLOBAL INC.
SUMMARY OF CONSOLIDATED STATEMENT OF INCOME
(Unaudited)
(In thousands except per share amounts)

	Three Months Ended
	January 26,	January 28,
	2007	2006

Net sales	$560,466	$553,341
Costs and expenses:
Cost of sales	385,599	387,599
Product development, selling
and administrative expenses	81,850	76,320
Other income	(965)	(984)
Operating income	93,982	90,406

Interest income (expense), net	(4,442)	1,198
Reorganization items	(150)	(125)
Income before income taxes	89,390	91,479

Provision for income taxes	(29,725)	(33,300)

Income before cumulative effect of changes in accounting principle	59,665	58,179
Cumulative effect of changes in accounting principle	-	1,565

Net income	$59,665	$59,744

Basic earnings per share
Income before cumulative effect of accounting changes	$0.52	$0.48
Cumulative effect of accounting changes	-	0.01
Net income	$0.52	$0.49

Diluted earnings per share
Income before cumulative effect of accounting changes	$0.51	$0.47
Cumulative effect of accounting changes	-	0.01
Net income	$0.51	$0.48

Dividends per share	$0.15	$0.113

Weighted average shares outstanding:
Basic	114,679	122,354
Diluted	116,049	124,060

Note - for complete quarterly information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUMMARY CONSOLIDATED BALANCE SHEET
(In thousands)

	January 26,	October 28,
	2007	2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$70,099	$101,254
Accounts receivable, net	434,293	431,430
Inventories	685,617	639,934
Other current assets	60,043	55,257
Total current assets	1,250,052	1,227,875

Property, plant and equipment, net	211,304	205,011
Intangible assets, net	73,476	76,154
Deferred income taxes	316,995	335,690
Prepaid benefit cost	66,337	69,388
Other assets	50,576	39,887
Total assets	$1,968,740	$1,954,005

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term notes payable, including current portion
of long-term obligations	$4,068	$5,166
Trade accounts payable	161,604	200,121
Employee compensation and benefits	43,988	77,415
Advance payments and progress billings	194,708	186,581
Accrued warranties	40,988	38,929
Other accrued liabilities	85,622	91,769
Total current liabilities	530,978	599,981

Long-term obligations	479,080	98,145

Other non-current liabilities	337,714	336,250

Shareholders' equity	620,968	919,629

Total liabilities and shareholders' equity	$1,968,740	$1,954,005

Note - for complete quarterly information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Three Months Ended
	January 26,	January 28,
	2007	2006
BREAKDOWN OF SALES REVENUE:

Net Sales By Operation:
Underground Mining Machinery	$327,121	$341,395
Surface Mining Equipment	233,345	211,946
Total Sales By Operation	$560,466	$553,341

Net Sales By Product Stream:
Aftermarket Revenues	$333,584	$296,436
Original Equipment	226,882	256,905
Total Sales By Product Stream	$560,466	$553,341

Net Sales By Geography:
United States	$290,056	$258,231
Rest of World	270,410	295,110
Total Sales By Geography	$560,466	$553,341

OPERATING INCOME BY SEGMENT:

Underground Mining Machinery	$58,126	$64,041
Surface Mining Equipment	43,022	34,355
Corporate	(7,166)	(7,990)
Total Operating Income	$93,982	$90,406

DEPRECIATION AND AMORTIZATION BY SEGMENT:

Underground Mining Machinery	$8,375	$5,862
Surface Mining Equipment	3,821	3,688
Corporate	18	16
Total Depreciation And Amortization	$12,214	$9,566

CASH FLOW DATA:

Decrease (Increase) in Net Working Capital Items	(96,837)	(46,154)
Property, Plant and Equipment Acquired	12,142	12,256
Cash Interest Paid	1,420	386
Cash Taxes Paid	15,300	9,028

BOOKINGS DATA:

Underground Mining Machinery	$259,289	$326,311
Surface Mining Equipment	306,114	272,169
Total Bookings	$565,403	$598,480

	Amounts as of
BACKLOG DATA:	January 26,	October 28,
	2007	2006
Underground Mining Machinery	$641,283	$709,115
Surface Mining Equipment	659,170	586,401
Total Backlog	$1,300,453	$1,295,516